UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2022

FTC Solar, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40350	81-4816270
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9020 N Capital of Texas Hwy, Suite I-260
Austin, Texas		78759
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 737 787-7906

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	FTCI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, the Board of Directors of FTC Solar, Inc. (the “Company”) appointed Robert Phelps Morris to serve as Chief Financial Officer of the Company, effective as of March 31, 2022. Mr. Morris previously served as Vice President, Corporate Finance of the Company.

Effective as of March 31, 2022, the Company entered into an employment agreement with Mr. Morris, in connection with Mr. Morris’ appointment to the role of Chief Financial Officer. Pursuant to the employment agreement, Mr. Morris’ annual base salary is set at $310,000, subject to adjustment by the Company. Mr. Morris is also eligible to earn a target annual cash bonus opportunity equal to 60% of his base salary and to participate in the long-term incentive plan established by the Company. In connection with his hire and promotion, Mr. Morris received a grant of restricted stock units with a value equal to $750,000 and otherwise subject to the terms of the Company’s award agreement under its long-term incentive plan.

Pursuant to his employment agreement, if Mr. Morris’ employment is terminated by the Company without Cause or by Mr. Morris for Good Reason (as each such term is defined in the employment agreement), subject to his execution and non-revocation of a release of claims, Mr. Morris will become entitled to the following severance payments and benefits: (i) cash severance equal to 1.0 times his base salary payable in 12 monthly installments; (ii) any earned but unpaid annual cash bonus for the immediately preceding fiscal year and a prorated annual cash bonus for the year of termination, based on actual performance, to be paid at the same time as annual bonuses are paid to other senior officers; and (iii) a lump sum payment equal to the cost of COBRA benefits. In the event that the qualifying termination of employment occurs on or within 12 months following a Change in Control (as defined in the employment agreement), Mr. Morris would also be entitled to full vesting of any unvested equity-based awards (at target level of achievement for any performance-based award) then held by him. Following a Change in Control, Mr. Morris would also be entitled to receive reimbursement for his legal fees and expenses to the extent incurred in disputing in good faith any issue relating to his termination of employment.

Mr. Morris is also subject to customary restrictive covenants pursuant to the employment agreement, including an 18-month non-competition and non-solicitation covenant.

There are no arrangements or understandings between Mr. Morris and any other persons pursuant to which he was selected as Chief Financial Officer of the Company. There are also no family relationships between Mr. Morris and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTC Solar, Inc

Date:	April 8, 2022	By:	/s/ Patrick M. Cook
Patrick M. Cook Chief Commercial Officer